Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Basic Energy Services, Inc.:

We consent to the use of our reports dated February 24, 2015, with respect to the consolidated balance sheets of Basic Energy Services, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 24, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states the Company acquired Pioneer Fishing and Rental, Inc. during 2014, and management excluded from its assessment of the effectiveness of Basic Energy Services, Inc.’s internal control over financial reporting as of December 31, 2014, the Pioneer Fishing and Rental, Inc.’s internal control over financial reporting associated with total assets of $16.1 million and total revenues of $3.0 million included in the consolidated financial statements of Basic Energy Services, Inc. and subsidiaries as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of Basic Energy Services, Inc. also excluded an evaluation of the internal control over financial reporting of Pioneer Fishing and Rental, Inc.

/s/ KPMG LLP

Dallas, Texas

June 10, 2015